SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

               (Amendment No.)
Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( )  Preliminary Proxy Statement
( )  Confidential, for Use of the Commission Only (as permitted by Rule 14-a-6
     (e)(2)
(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Solicting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              ONE PRICE CLOTHING STORES, INC.
                         (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the Appropriate box);

(x)  No fee required
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:)

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement, number or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:



                        One Price Clothing Stores, Inc.
                             1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334
                                  May 5, 1997
Dear Stockholders:
     You are cordially invited to attend the annual meeting of stockholders of One Price Clothing Stores, Inc. (the "Company") to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on Wednesday, June 4, 1997, at 9:00 a.m., local time.
     The principal business of the meeting will be to elect directors for the ensuing year and to review the results of the past year and report on our operations during the first quarter of fiscal 1997.
     We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes.
                                              Sincerely yours,
                                              Henry D. Jacobs, Jr.
                                              Chairman of the Board



                        One Price Clothing Stores, Inc.
                             1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 4, 1997

     The annual meeting of stockholders (the "Annual Meeting") of One Price Clothing Stores, Inc. (the "Company") will be held on Wednesday, June 4, 1997, at 9:00 a.m., local time, at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, for the purpose of considering and acting upon the following:
     1. The election of nine directors for the ensuing year; and
     2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.
     The Company has fixed April 29, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of the Company at the close of business on April 29, 1997, will be entitled to vote at the Annual Meeting and any adjournment or adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                             BY ORDER OF THE BOARD OF DIRECTORS,


                                             Grant H. Gibson
                                             Secretary
Duncan, South Carolina
May 5, 1997



                        One Price Clothing Stores, Inc.
                             1875 East Main Street
                           Highway 290, Commerce Park
                          Duncan, South Carolina 29334
                                 (864) 433-8888
                                PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of One Price Clothing Stores, Inc. (the "Company") of proxies to be voted at the Annual Meeting of stockholders of the Company (the "Annual Meeting") to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on Wednesday, June 4, 1997, at 9:00 a.m., local time. The approximate date of mailing this Proxy Statement and the accompanying Notice of Annual Meeting and proxy card is May 5, 1997.
                                 VOTING RIGHTS
     Only stockholders of record at the close of business on April 29, 1997, are entitled to receive notice of and to vote at the Annual Meeting. As of such date, there were 10,435,531 shares outstanding of the Company's common stock, $.01 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote.
     Each stockholder of record at the close of business on April 29, 1997, will be sent this Proxy Statement, the accompanying Notice of Annual Meeting, and a proxy card. Any proxy given pursuant to such solicitation that is received in time to be voted at the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the directions, if any, given in such proxy. If no contrary directions are given, all shares represented by proxies will be voted FOR the proposal to elect as directors the nominees named in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or adjournments thereof.
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A stockholder may revoke a proxy by:
(i) delivery to the Secretary of the Company, at or before the Annual Meeting, of an instrument revoking the proxy bearing a date later than the proxy; (ii) delivery to the Secretary of the Company, at or before the Annual Meeting, of a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or expressing to the Secretary of the Company a desire to vote his or her shares in person in a manner contrary to that set forth in his or her previous proxy (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any instrument revoking a proxy should be sent to: One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, Attention: Secretary.
     The holders of a majority of shares of Common Stock entitled to vote must be present in person, or represented by proxy, to constitute a quorum and act upon the proposed business. Directors are elected by a plurality of votes of the shares present in person or represented by proxy at the Annual Meeting.
     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of determining a quorum. Each is tabulated separately. Broker non-votes are not counted for purposes of determining the votes cast for directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld for a nominee for director will be excluded in calculating the votes received in favor of such nominee.




                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth, as of April 29, 1997, except as otherwise noted, information regarding the persons known by the Company to own beneficially more than five percent of the Company's Common Stock. Information regarding security ownership of individual directors is included under "Election of Directors" below. Unless otherwise indicated in the notes to the table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all of the shares of Common Stock shown as beneficially owned by them.

                                                                         Amount and Nature
Name and Address                                                           of Beneficial      Percentage of Total
of Beneficial Owner                                                          Ownership        Outstanding Shares

Henry D. Jacobs, Jr.
  1875 East Main Street
  Highway 290, Commerce Park
  Duncan, SC 29334                                                             2,117,119(1)            20.3%
FMR Corp.(2)
  82 Devonshire Street
  Boston, MA 02109                                                               970,600(2)             9.3%
J. P. Morgan & Co. Incorporated (3)
  60 Wall Street
  New York, NY 10260                                                           1,331,100(3)            12.8%

(1) The figure shown includes 165,000 shares owned by Mr. Jacobs' spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.
(2) The information regarding beneficial ownership of shares was derived from the Schedule 13G of FMR Corp. ("FMR") dated February 14, 1997. According to the Schedule 13G, FMR has voting power with respect to none of the indicated shares and may be deemed to have sole dispositive power with respect to all of the indicated shares because its wholly-owned subsidiary, Fidelity Management and Research Company ("Fidelity") (which has the same business address as FMR) acts as an investment adviser to various investment companies. The Schedule 13G reported that: (i) one investment company, Fidelity Low-Priced Stock Fund (which has the same business address as FMR), owned all of the shares shown; (ii) each of Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Fidelity Funds has sole power to dispose of the shares shown; (iii) the sole voting power with respect to the shares shown resides in the Boards of Trustees of the Fidelity Funds; and
    (iv) through ownership of common stock of FMR and a shareholder's agreement, members of the Johnson family and trusts for their benefit may be deemed to form a controlling group with respect to FMR.
(3) The information regarding beneficial ownership of shares was derived from an amendment dated December 31, 1996, to the Schedule 13G of J.P. Morgan & Co. Inc. According to the amendment, J.P. Morgan & Co. Inc. has sole voting power with respect to 855,900 of the indicated shares and sole dispositive power with respect to all of the indicated shares, and the shares reported may be held by subsidiaries of J.P. Morgan & Co. Inc. including Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc., and J.P. Morgan Florida Federal Savings Bank.


                             ELECTION OF DIRECTORS
                                 (Proxy Item 1)

Information Respecting Nominees for Director
     The Company's By-Laws provide that the Company shall have at least three and no more than nine directors, the exact number to be determined by resolution of the Board of Directors from time to time. The Board of Directors has, by resolution, established the number of directors at nine. Shares may not be voted cumulatively in the election of directors. Each of the directors elected at the meeting will serve until his or her successor is duly elected and qualified or until his or her earlier resignation or removal in accordance with the Company's By-Laws.
     Unless a stockholder directs otherwise, it is the intention of the persons named as proxy holders in the enclosed proxy card to vote each of the proxies for the election of the persons named below as directors. Management of the Company believes that all of the nominees will be available and able to serve as directors, but in the event that any nominee is not available or able to serve, the shares represented by proxies will be voted for such substitute as shall be designated by the Board of Directors.
     The table below sets forth for each nominee (based upon information supplied by him or her), his or her name, age, principal occupation and business experience for the past five years, length of service as a director of the Company, and the number of shares, nature of beneficial ownership and percentage of the outstanding shares of Common Stock beneficially owned by him or her, all as of April 30, 1997.

                                                                               Amount and       Percentage of
                                                                                Nature of           Total
                                                                  Director     Beneficial        Outstanding
      Name and Age                Principal Occupation             Since        Ownership          Shares

Henry D. Jacobs, Jr.      Chairman of the Board                     1984       2,117,119(2)         20.3%
         63                 of the Company (1)
Raymond S. Waters         Director of the                           1984         221,479(4)          2.1%
         72                 Company (3)
Larry I. Kelley           President and Chief                       1997          75,000(6)          (17)
         54                 Executive Officer of the
                            Company (5)
David F. Bellet           Chairman of Crown                         1988          48,291(8)          (17)
         50                 Advisors Ltd. (7)
Cynthia R. Cohen          President of Marketplace 2000 (9)         1994          12,714(10)         (17)
         43
Charles D. Moseley, Jr.   General Partner of Noro-Moseley           1987          76,678(12)         (17)
         54                 Partners (11)
James M. Shoemaker, Jr.   Member of the law firm                    1991          37,500(14)         (17)
         64                 of Wyche, Burgess,
                            Freeman & Parham,
                            P.A. (13)
Malcolm L. Sherman        Chairman and Chief                        1993          17,500(10)         (17)
         65                 Executive Officer of
                            Ekco Group, Inc. (15)
Laurie M. Shahon          President of Wilton                       1994          20,000(10)         (17)
         45                 Capital Group (16)


 (1) Mr. Jacobs has served as Chairman of the Board of the Company since 1988. He also served until his resignation on April 24, 1997, as Chief Executive Officer since 1984 and as President since April 2, 1996. He earlier served as President of the Company from 1984 to 1988 and from August 1990 to February 1991.
 (2) Includes 165,000 shares owned by Mr. Jacobs' spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.
 (3) Mr. Waters served as Secretary of the Company from 1988 to August 1996. He served as Treasurer of the Company from 1984 to 1992 and as Executive Vice President from 1987 to 1992. Mr. Waters also served as Chief Financial Officer of the Company from 1984 to 1987 and as Vice President of the Company from 1986 to 1987.


 (4) The figure shown includes 10,000 shares subject to presently exercisable stock options. The figure shown also includes 75,270 shares owned by Mr. Waters' spouse, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.
 (5) Mr. Kelley has served as President and Chief Executive Officer of the Company since joining the Company on April 24, 1997. Mr. Kelley served from 1991 until just prior to joining the Company as President and Chief Executive Officer of Casual Male Big & Tall, a men's clothing retailer and a division of J. Baker, Inc.
 (6) Represents 75,000 shares subject to presently exercisable stock options.
 (7) Mr. Bellet has served as Chairman of Crown Advisors Ltd. since 1981. Crown Advisors Ltd. is an investment management firm. Mr. Bellet also serves as a director of Just for Feet, Inc.
 (8) The figure shown includes 10,000 shares subject to presently exercisable stock options, and 38,291 shares held in a joint account with Mr. Bellet's wife.
 (9) Ms. Cohen has been President of Marketplace 2000, a marketing and strategy consulting firm, since 1990. Ms. Cohen is a director of Loehmann's Holdings, Inc., Office Depot, Inc., Spec's Music, Inc., and Capital Factors Holding, Inc.
(10) The figure shown includes 10,000 shares subject to presently exercisable stock options.
(11) Mr. Moseley has been a general partner of Noro-Moseley Partners and President of Moseley Kelly French Corporation since 1983. Noro-Moseley Partners is a venture capital partnership that is managed by Moseley Kelly French Corporation. In addition, Mr. Moseley serves on the boards of directors of several private companies.
(12) The figure shown includes 10,000 shares subject to presently exercisable stock options. The figure shown also includes an aggregate of 337 shares owned by Mr. Moseley's spouse and an aggregate of 6,510 shares owned by his son and daughter, as to which shares he disclaims beneficial ownership.
(13) Mr. Shoemaker has been a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A. since 1965. Mr. Shoemaker also serves as a director of Palmetto Bancshares, Inc., Ryan's Family Steak Houses, Inc. and Span-America Medical Systems, Inc.
(14) The figure shown includes 10,000 shares subject to presently exercisable stock options. The figure shown also includes 4,500 shares owned by Mr. Shoemaker's spouse and 6,000 shares in a trust of which Mr. Shoemaker is a co-trustee for his adult children, as to which he may be deemed to share voting and investment power, but disclaims beneficial ownership.
(15) Mr. Sherman has served since 1996 as the Chairman and Chief Executive Officer of Ekco Group, Inc., a manufacturer and marketer of branded houseware products. Mr. Sherman has also served as Chairman of the Board of Advisors of Gordon Brothers, a jewelry and financial services corporation, since 1994. Mr. Sherman also has served as Chairman of the Board of Directors of Stethtec Corporation, a medical devices company, since 1994. Mr. Sherman also serves as a director of Maxwell Shoe Company. Mr. Sherman served from 1991 to 1995 as Chairman of the Board of Directors of K.T. Scott, Ltd., a limited partnership which until January 1994 was a controlling shareholder of K.T. Scott Inc. K.T. Scott Inc. engaged in the sale of wallpaper and window treatments. On July 14, 1995, K. T. Scott Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. K.
     T. Scott Inc. converted the filing to one under Chapter 7 of the Bankruptcy Code on November 22, 1995. Mr. Sherman served as President and Chief Executive Officer of Morse Shoe, Inc. from June 1992 to January 1993. Morse Shoe, Inc. is a shoe retailer, importer, and manufacturer. Mr. Sherman served as Chairman and Chief Executive Officer of Channel Home Centers, Inc. from October 1989 to January 1991. Channel Home Centers, Inc. operates a retail chain of home supply stores.
(16) Since January 1994, Ms. Shahon has served as President of Wilton Capital Group, an investment firm. Ms. Shahon served as Managing Director of "21" International Holdings, Inc., a private holding company, from April 1988 to December 1993. Ms. Shahon also serves as a director of Arbor Drugs, Inc., Ames Department Stores, Inc. and Homeland Stores, Inc.
(17) Less than one percent (1%).




Directors' Fees
     The Board pays directors' fees to its non-employee directors. In 1996, directors' fees were $20,000, plus $2,000 per day for any special meetings of the Board beyond the four regularly scheduled meetings, $3,500 for each committee on which such director served and an additional $2,500 for chairing a committee of the Board of Directors. In addition, pursuant to the Company's Director Stock Option Plan, as amended, each non-employee director of the Company is entitled to receive annual grants of options with respect to 5,000 shares of Common Stock. On March 29, 1996, each of Mr. Bellet, Ms. Cohen, Mr. Moseley, Mr. Shoemaker, Mr. Sherman, Ms. Shahon and Mr. Waters received options with respect to 5,000 shares of Common Stock, each with an exercise price of $4.50 per share, the fair market value on the date of grant. All of these options are presently exercisable. On April 30, 1997, each of these non-employee directors also received options for an additional 5,000 shares of Common Stock, each with an exercise price of $3.6875 per share, the fair market value on the date of grant. All of these options are presently exercisable.
     Marketplace 2000, of which Ms. Cohen serves as President, serves as a marketing consultant to the Company and received fees, net of reimbursable expenses, of $3,600 and $4,800 for these services during fiscal 1996 and the Company's transitional financial reporting period from December 31, 1995 to February 3, 1996, respectively. In addition, during fiscal 1996 Mr. Sherman received $1,000 for his consulting services to the Company.
Meetings and Committees
     During the 1996 fiscal year, the Board of Directors met four times. Each member of the Board attended at least 75% of the total number of meetings of the Board of Directors and committees on which he or she served.
     The Board of Directors has an Audit Committee which is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements, and the Company's internal accounting practices and policies. The current members of the Audit Committee are David F. Bellet, Cynthia R. Cohen, Malcolm L. Sherman and Raymond S. Waters. Ms. Cohen serves as Chairman of this committee. The Audit Committee met four times during fiscal 1996.
     The Board of Directors also has a Compensation Committee, the function of which is to make recommendations to the Board of Directors as to the salaries and bonuses of the officers of the Company. The members of the Compensation Committee are Charles D. Moseley, Jr., Laurie M. Shahon and James M. Shoemaker, Jr. Mr. Shoemaker serves as Chairman of this committee. The Compensation Committee met three times by telephone during fiscal 1996.
     The Board of Directors also has a Stock Option Committee which is authorized to grant options to purchase shares of Common Stock to any eligible individual pursuant to the Company's 1988 and 1991 Stock Option Plans. The Stock Option Committee had nine consent actions without meeting and met physically three times and by telephone twice during fiscal 1996. The members of the Stock Option Committee are Henry D. Jacobs, Jr. and Raymond S. Waters. Mr. Waters serves as Chairman of this committee.
     The Board of Directors also has a Governance Committee which is authorized to make recommendations to the Board of Directors as to governance matters concerning the Company. The members of the Governance Committee are David F. Bellet, Cynthia R. Cohen, Laurie M. Shahon and Malcolm L. Sherman. Mr. Sherman serves as Chairman of this committee. The Governance Committee met eight times in person and four times by telephone during fiscal 1996.
     The Company does not have a nominating committee of the Board of Directors. The Board of Directors performs these functions.




          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The following directors served on the Compensation Committee of the Board during fiscal 1996: Charles D. Moseley, Jr., Laurie M. Shahon and James M. Shoemaker, Jr. Mr. Shoemaker serves as Chairman of this committee. The law firm of Wyche, Burgess, Freeman & Parham, P.A., of which Mr. Shoemaker is a member, serves as the Company's general counsel. The following directors served on the Stock Option Committee of the Board during fiscal 1996: Henry D. Jacobs, Jr. and Raymond S. Waters. Mr. Jacobs is Chairman of the Board, and also served as President and Chief Executive Officer of the Company throughout 1996. Mr. Waters served as Secretary of the Company until August 1996.
     Fidelity Management Trust Company provides record keeping and trustee services relating to the administration of the Company's 401(k) retirement plan pursuant to an agreement dated March 23, 1992 that is automatically extended for successive one-year terms. Fidelity Management Trust Company is a wholly-owned subsidiary of FMR Corp., which reported that it owned approximately 9.3% of the Company's outstanding Common Stock as of December 31, 1996. The Company's agreement with Fidelity Management Trust Company may be terminated by either party upon 60 days' written notice. The Company paid Fidelity Management Trust Company an aggregate of $8,331 during fiscal 1996 pursuant to this agreement and expects to pay similar sums to Fidelity Management Trust Company in the future for these services.
                       EXECUTIVE OFFICERS OF THE COMPANY
     The table below lists the Company's executive officers and describes their business experience. Larry I. Kelley first became an executive officer in April 1997.


   Name and Age                   Position with the Company

Henry D. Jacobs               Chairman of the Board (1)
     63
Larry I. Kelley               President and Chief Executive Officer (2)
     54
Stephen A. Feldman            Executive Vice President
     49                       and Chief Financial Officer (3)
Ronald C. Swedin              Senior Vice President - Store Operations (4)
     51
Thomas M. Unrine              Senior Vice President - Merchandising (5)
     51


(1) See information under "Election of Directors; Information Respecting Nominees for Director." Mr. Jacobs ceased to be an executive officer of the Company as of April 24, 1997. Since that time he has continued in his role as Chairman of the Board, a non-executive officer position.
(2) See information under "Election of Directors; Information Respecting Nominees for Director."
(3) Mr. Feldman became Chief Financial Officer, Vice President and Treasurer of the Company in January 1995, and became Executive Vice President and Chief Financial Officer in January 1996. Prior to that time, Mr. Feldman had served as Senior Vice President - Chief Financial Officer of Bradlees, Inc., a northeastern regional discount department store chain, since 1992. In June 1995, Bradlees, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Mr. Feldman served as Vice President - Treasurer for Hills Department Stores, Inc., a midwest regional discount department store chain, from 1985 to 1992.
(4) Mr. Swedin joined the Company in March 1992 as Vice President - Store Operations. He was promoted to Senior Vice President in January 1996. Prior to joining the Company, Mr. Swedin served as Executive Vice President - Store Operations of Ormonds, Inc., a women's apparel retail chain, from December 1988 to March 1992.
(5) Mr. Unrine joined the Company in January 1996 as Senior Vice President - Merchandising. From 1991 until joining the Company, Mr. Unrine served as President and Chief Executive Officer of Margo's LaMode, Inc., a mall-based retailer of junior apparel and accessories and a wholly-owned subsidiary of Elder-Beeman, Inc. On October 17, 1995, Elder-Beeman, Inc. filed a plan of reorganization for itself and its subsidiaries, including Margo's LaMode, Inc., under Chapter 11 of the Bankruptcy Code. Margo's LaMode, Inc. was liquidated in January 1996.
                        SECURITY OWNERSHIP OF MANAGEMENT
     The following table provides information as of April 30, 1997, regarding stock ownership by individuals who served as executive officers of the Company during 1996 and of all current directors and executive officers of the Company, as a group:

                                                                      Amount and           Percentage of
                                                                        Nature                 Total
                                                                     of Beneficial          Outstanding
                Name                      Principal Occupation         Ownership              Shares

            Henry D. Jacobs, Jr.      Chairman of the Board          2,117,119     (1)        20.3%
            Stephen A. Feldman        Executive Vice President and      12,000     (2)          (6)
                                         Chief Financial Officer
                Ronald C. Swedin      Senior Vice President -           36,900     (3)          (6)
                                         Store Operations
                Thomas M. Unrine      Senior Vice President -           22,000     (4)          (6)
                                         Merchandising
All current directors and executive                                  2,697,181     (5)        25.4%
  officers as a group (12 persons)

(1) See information under "Election of Directors; Information Respecting

    Nominees for Director".
(2) The figure shown represents shares not outstanding as of April 30, 1997, but subject to stock options presently exercisable.
(3) The figure shown includes 33,400 shares not outstanding as of April 30, 1997, but subject to stock options presently exercisable.
(4) The figure shown includes 7,000 shares not outstanding as of April 30, 1997, but subject to stock options presently exercisable.
(5) Includes 197,400 shares of Common Stock not outstanding as of April 30, 1997, but subject to stock options presently exercisable. Pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, these shares are deemed outstanding for purposes of calculating the percentage of outstanding shares of Common Stock beneficially owned by the Company's executive officers and directors.
(6) Less than one percent (1%).
     The executive officers of the Company are appointed by the Board of Directors of the Company and serve at the pleasure of the Board.




                       COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation during fiscal years 1996, 1995 and 1994 of each of the individuals who served as the Company's executive officers during 1996 whose 1996 salary and bonus exceeded $100,000 (the "Named Executive Officers"). In March 1996, the Company elected to change its fiscal year from the Saturday nearest December 31 to the Saturday nearest January 31. In connection with this change, the Company reported its financial results for a transition period from December 31, 1995 to February 3, 1996 (the "Transition Period"). For ease of comparison, information is also presented below for the Transition Period.

                           Summary Compensation Table
                                                                                      Long-Term
                                                                                     Compensation
                                                         Annual Compensation            Awards
                                                                      Other Annual    Securities     All Other
          Name and                                 Salary    Bonus    Compensation    Underlying    Compensation
     Principal Position              Year            ($)     ($)(1)      ($)(2)      Options (#)       ($)(3)

Henry D. Jacobs, Jr.                     1996      330,000     0            1,615            0         14,920
  Chairman of the Board        Transition Period   25,385      0                0            0            762
                                         1995      330,000     0            1,615            0         15,209
                                         1994      330,013   9,021          1,559            0          9,825
Stephen A. Feldman (4)                   1996      245,192     0               22       30,000          4,883
  Executive Vice               Transition Period   17,308      0                0            0              0
  President and Chief                    1995      216,346     0           56,309(5)    25,000          2,864
  Financial Officer
Ronald C. Swedin (6)                     1996      222,053     0               33       27,000          6,608
  Senior Vice President -      Transition Period   16,129      0                0            0            806
  Store Operations
Thomas M. Unrine (7)                     1996      250,000     0           64,198(8)    25,000          3,024
  Senior Vice President -      Transition Period   10,577      0                0       30,000              0
  Merchandising


(1) The amount shown for Mr. Jacobs for 1994 reflects the peer group portion of bonuses earned with respect to 1993, but paid in 1994. No bonuses were paid to any executive officers with respect to 1994, 1995 or 1996.
(2) The amounts shown in this column were paid for reimbursement of taxes. The Company's top managers also receive certain non-cash compensation in the form of personal benefits. Although the value of such compensation cannot be determined precisely, the Company has determined that such compensation did not exceed $10,000 as to any of the Named Executive Officers during any of fiscal years 1996, 1995, or 1994.
(3) "All Other Compensation" for 1996 includes the following: (i) contributions of $2,880, $1,923, and $2,880 to the Company's 401(k) Plan on behalf of Messrs. Jacobs, Feldman and Swedin, respectively, to match 1996 pre-tax elective deferral contributions (included under Salary) made by each to such plan; (ii) premium payments of $5,508, $960, $1,728 and $1,024 for the benefit of Messrs. Jacobs, Feldman, Swedin and Unrine, respectively, in order to continue a level of life insurance coverage not otherwise available under the Company's standard life insurance plan; (iii) premium payments of $4,532 for the benefit of Mr. Jacobs to continue coverage under a long-term disability policy at a level not otherwise available to salaried employees generally; and (iv) a medical reimbursement of $2,000 to each of Messrs. Jacobs, Feldman, Swedin and Unrine, respectively. "All Other Compensation" for the Transition Period includes contributions for $762 and $806 to the Company's 401(k) Plan on behalf of Messrs. Jacobs and Swedin, respectively, to match Transition Period pre-tax elective deferrals (included under Salary) made by each to such plan.
(4) Mr. Feldman joined the Company in January 1995.
(5) This amount represents a one-time reimbursement by the Company for taxes paid by Mr. Feldman with respect to moving benefits furnished to him by the Company.
(6) Mr. Swedin became an executive officer in January 1996.
(7) Mr. Unrine joined the Company in January 1996.
(8) Of this amount, $64,187 represents a one-time reimbursement by the Company for taxes paid by Mr. Unrine with respect to moving benefits furnished to him by the Company.
Stock Options
     The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during fiscal 1996 and the Transition Period.
            Option Grants in Last Fiscal Year and Transition Period

                                          Individual Grants
                                                           % of Total
                                          Number of      Options Granted
                                         Securities       to Employees                                   Grant Date
                                         Underlying      in Fiscal 1996      Exercise                     Present
                                           Options           or the           Price        Expiration      Value
                 Name                    Granted (#)    Transition Period     ($/Sh)        Date (1)      ($) (2)

Fiscal 1996
  Henry D. Jacobs, Jr. (3)                       0               --               --              --           --
  Stephen A. Feldman                        10,000              5.0%           4.125(4)    4/04/2006       22,202
                                            20,000             10.0%           2.750(5)    1/03/2007       30,598
  Ronald C. Swedin                           7,000              4.0%           4.125(4)    4/04/2006       15,541
                                            20,000             10.0%           2.750(5)    1/03/2007       30,598
  Thomas M. Unrine                           5,000              3.0%           4.125(4)    4/04/2006       11,101
                                            20,000             10.0%           2.750(5)    1/03/2007       30,598
Transition Period
  Thomas M. Unrine                          30,000             95.2%(6)        3.125(7)    1/05/2006       51,045


(1) The option plan pursuant to which the options were granted and/or stock option agreements set forth certain earlier expiration dates.
(2) The grant date present value was calculated using the Black-Scholes option pricing model assuming an expected volatility of 65%, a risk-free rate of return of approximately 6.0%, a dividend yield of 0%, and an estimated option life of approximately 1.2 years from the exercisability date.
(3) Mr. Jacobs is ineligible to receive stock options under the Company's stock option plans.
(4) These options became exercisable with respect to 20% of the shares covered thereby on April 4, 1997, and shall become exercisable with respect to an additional 20% of the shares covered thereby on each of the next four anniversaries thereof, if certain conditions are met.
(5) These options will become exercisable with respect to 20% of the shares covered thereby on January 3, 1998, and shall become exercisable with respect to an additional 20% of the shares covered thereby on each of the next four anniversaries thereof, if certain conditions are met.
(6) These options were awarded to Mr. Unrine during the Transition Period upon his joining the Company in January 1996. No options were awarded to any other Named Executive Officer during the Transition Period.
(7) These options became exercisable with respect to 20% of the shares covered thereby on January 5, 1997, and shall become exercisable with respect to an additional 20% of the shares covered thereby on each of the next four anniversaries thereof, if certain conditions are met.




Option Exercises
     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the 1996 fiscal year and unexercised options held as of the end of the 1996 fiscal year. No options were exercised during the Transition Period.
                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                              Number of
                                                                             Securities
                                                                             Underlying
                                                                             Unexercised     Value of Unexercised
                                                                             Options at      In-the-Money Options
                                                                             1996 Fiscal     at 1996 Fiscal Year-
                                                                            Year-End (#)           End ($)
                                         Shares Acquired       Value        Exercisable/         Exercisable/
                 Name                    on Exercise (#)    Realized ($)    Unexercisable       Unexercisable

Henry D. Jacobs, Jr. (1)                    0                  0                        0                  0
Stephen A. Feldman                          0                  0             9,000/46,000           0/10,000
Ronald C. Swedin                            0                  0            25,750/40,000           0/10,000
Thomas M. Unrine                            0                  0             6,000/49,000         750/13,000


(1) Mr. Jacobs is ineligible to receive stock options under the Company's stock option plans.
          EMPLOYMENT CONTRACTS AND DEFERRED COMPENSATION ARRANGEMENTS
     All executive officers of the Company, including Messrs. Jacobs, Feldman, Swedin and Unrine, are parties to employment contracts with the Company that provide for salary continuation for a specified number of months following termination of employment. In the case of Mr. Jacobs, such agreement provides for the continuation of his base salary for a period of six months after the date of involuntary termination of employment. The employment agreements of Messrs. Feldman, Swedin and Unrine provide for a continuance of base salary for a period of up to 12 months after the date of any termination of employment with or without cause, except for fraud, theft, dishonesty, or criminal intent.
     In fiscal 1996, the Company entered into a deferred compensation agreement with Mr. Jacobs in consideration for his past service to the Company. The agreement provides for payment to Mr. Jacobs or his beneficiary of an aggregate of $1,650,000, payable in 120 consecutive monthly payments of $13,750 beginning upon the earlier of Mr. Jacobs' retirement or death. The agreement provides that the entire unpaid portion of the compensation amount becomes immediately due and payable in the event of certain extraordinary corporate transactions described in the agreement. The agreement also contains confidentiality and noncompetition provisions. In addition, in fiscal 1997 the Board approved an arrangement with Mr. Jacobs pursuant to which his base salary was increased to $390,000 per year effective for the 1997 fiscal year, with his salary to remain at that level for a six-month period following April 24, 1997; following such six-month period, he will receive one-half of that base salary for his service as Chairman of the Board for one year; and he will receive a bonus of 30% of his actual compensation for the 1997 fiscal year if his bonus goals are achieved.
     Mr. Raymond S. Waters retired from his position as Secretary of the Company in August 1996 and from his positions as Executive Vice President and Treasurer in June 1992. In June 1992, the Company and Mr. Waters entered into a deferred compensation agreement for the benefit of Mr. Waters in recognition of his years of service to the Company. This agreement provides that Mr. Waters will receive deferred compensation payments of $6,250 per month for 120 months upon retirement. The aggregate amount payable under this arrangement is $750,000. During fiscal 1996, Mr. Waters received payments aggregating $75,000 pursuant to the agreement.




            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Decisions on non-stock compensation of the Company's executives generally are made by the three-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers (the "Executive Officers") are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which are made by the Stock Option Committee of the Board. The Compensation Committee and the Stock Option Committee provide the following joint report.
Compensation Policies Toward Executive Officers
     The Company's executive compensation policies are designed to provide incentives to meet the Company's annual and long-term performance goals, to recognize individual initiative and achievements, and to provide competitive levels of compensation in order to attract and retain qualified executives. The Compensation Committee annually reviews the Company's corporate performance and that of its executives and sets target levels of compensation in its discretion. As a result, the Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon Company-wide and individual performance.
     The Committees believe that stock ownership by management and stock-based performance compensation arrangements are useful tools to align the interests of management with those of the Company's stockholders. Accordingly, the Stock Option Committee grants options to most members of the Company's top management and provides compensation packages based in part upon the Company's performance relative to its competitors as well as personal and earnings goals. The Committees believe that Mr. Jacobs' substantial equity interest in the Company provides significant incentive for him to promote stockholder value. For this reason, Mr. Jacobs is not eligible to participate in the Company's stock option plans.
     The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid to top executive officers in excess of $1 million per person. The Compensation Committee and the Stock Option Committee intend to administer the Company's executive compensation programs in such a way that compensation for Executive Officers will be fully deductible under the Internal Revenue Code, including submitting plans for stockholder approval where necessary and determining compensation on an objective basis.
Executive Officer Compensation
     As a result of the recommendation of an outside consulting firm engaged to assist the Compensation Committee, in January 1994 the Compensation Committee approved a plan (the "Compensation Plan") by which the annual compensation of each member of the Company's top management was calculated in 1994 and 1995. This Compensation Plan, which adopted a bonus structure based upon individual and corporate performance and relative corporate performance as compared to a selected peer group, was modified for 1996. This revised plan provided for bonuses based upon: (i) individual and corporate performance; (ii) corporate performance (earnings per share); and (iii) enhancement of stockholder value as evidenced by the price of the Company's stock on January 31, 1997. Performance goals are set at the beginning of each fiscal year and communicated to the participating members of the Company's management.
     During 1996, the Company continued to experience negative comparable store sales performance. In light of this, and because the criteria for the award of bonuses pursuant to the Compensation Plan were not met during 1996, no bonus awards were made to any Executive Officer with respect to performance during 1996. To recognize additional responsibilities, to promote higher morale and as a performance incentive, certain Executive Officer base salaries (which had been frozen at 1994 levels) were raised modestly in fiscal 1996.




Mr. Jacobs' 1996 Compensation
     The Compensation Committee's general approach in setting Mr. Jacobs' target annual compensation pursuant to the Compensation Plan is to base a significant percentage of Mr. Jacobs' target compensation upon objective long-term performance criteria, and to set a total compensation target that is competitive within the industry. This approach may result in some fluctuations in the actual level of Mr. Jacobs' annual compensation from year to year. The Compensation Committee, however, believes that its emphasis upon objective long-term performance criteria appropriately provides incentives to the Company's Executive Officers toward clearly defined long-term goals, while acknowledging the importance to Mr. Jacobs of his having some certainty in the level of his compensation through the base salary component.
     During fiscal 1996, the Committee approved the compensation arrangement and deferred compensation agreement with Mr. Jacobs described above under "Employment Contracts and Deferred Compensation Arrangements" in recognition of Mr. Jacobs' role as founder of the Company and diligent service to the Company and to promote an orderly transition in connection with his prospective retirement. The determination of this compensation was based upon subjective factors.
     During 1996, the Compensation Committee continued to freeze Mr. Jacobs' base salary at 1994 levels in light of the Company's financial performance. During fiscal 1996, Company-wide performance goals constituted 50% of the criteria for Mr. Jacobs' target bonus. These measures of performance were as follows: increase in sales, return on assets, return on equity and earnings per share. The factor given the most weight in Mr. Jacobs' target annual bonus amount was the extent to which the Company met its earnings per share target. The attainment of individual goals constituted the remaining 50% of the criteria for Mr. Jacobs' target bonus. Although Mr. Jacobs met his individual goals, the Company-wide goals were not met and Mr. Jacobs did not receive any bonus.


Compensation Committee                           Stock Option Committee
James M. Shoemaker, Jr.,                         Raymond S. Waters,
  Chairman                                       Chairman
Charles D. Moseley, Jr.                          Henry D. Jacobs, Jr.
Laurie M. Shahon





                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         Among One Price Clothing Stores, Inc., Dow Jones Equity Market
             Index and Dow Jones Speciality Apparel Retailer Index
Performance Graph

     A line graph comparing the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Specialty Apparel Market Index for that period is presented in the proxy statement. Presented below (for electronic filing purposes with the SEC) is a table of the data reflected in the performance graph. Total stockholder returns for 1996 include the Transition Period as well as fiscal 1996, and accordingly represent a 57- rather than a 52-week period. The stock performance shown in the graph (and the table below) is not necessarily indicative of future price performance.

                                             Indexes
                                              Retail              OPC
                         Equity              Specialty           Stock
                         Market               Apparel            Prices

     1991                100.00              100.00              100.00
     1992                111.41               99.70              190.00
     1993                122.50               91.50              235.00
     1994                123.44               85.84              118.13
     1995                170.61               96.83               45.00
     1996                223.96              116.80               48.75

     The Performance Graph assumes the investment of $100 on December 28, 1991, and the reinvestment of any and all dividends.




                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
     Stockholders wishing to submit a proposal for action at the 1998 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Company at its principal executive offices not later than January 5, 1998, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

                             FINANCIAL INFORMATION
     The Company's 1996 Annual Report to Stockholders (the "1996 Annual Report") is being mailed to the Company's stockholders with this Proxy Statement.
     The Company will provide without charge to any stockholder of record as of April 29, 1997, who so requests in writing, a copy of the 1996 Annual Report or the Company's 1996 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission. Upon payment of a reasonable copying charge, the Company will provide such stockholder with copies of exhibits to the 1996 Annual Report on Form 10-K. Any such request should be directed to One Price Clothing Stores, Inc., 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina 29334, Attention: Secretary.

                                    AUDITORS
     The Board of Directors has appointed the accounting firm of Deloitte & Touche as independent auditors for the Company's 1997 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, and written representations that no Form 5 was required, the Company believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% shareholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows: Mr. Swedin made a late filing of a Form 4 reporting one transaction.




                                    GENERAL
     Management does not know of any other matters to be presented at the meeting for action by stockholders. If, however, any other matter requiring a vote of the stockholders is properly presented at the meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit, for no additional compensation, the return of proxies by telephone, telegram, or personal interview. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses in so doing. The Company has engaged Corporate Investor Communications to assist in these contacts with brokerage houses, custodians, nominees and fiduciaries for an estimated fee of $3,000 plus reasonable out-of-pocket expenses.
     A list of stockholders entitled to be present and vote at the meeting will be available at the offices of the Company, 1875 East Main Street, Highway 290, Commerce Park, Duncan, South Carolina, for inspection by stockholders during regular business hours from May 23, 1997, to the date of the Annual Meeting. The list also will be available during the meeting for inspection by stockholders who are present.
     Whether or not you expect to be present in person, you are requested to mark, sign, date and return the enclosed proxy card promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.
     The above Notice and Proxy Statement are sent by order of the Board of Directors.
                                          Grant H. Gibson
                                          Secretary
Duncan, South Carolina
May 5, 1997



                        ONE PRICE CLOTHING STORES, INC.
                          Annual Meeting, June 4, 1997
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONE PRICE
                             CLOTHING STORES, INC.

     The stockholder(s) of One Price Clothing Stores, Inc. (the "Company"), a Delaware corporation, whose signature(s) appears on the reverse hereof, hereby constitutes and appoints Henry D. Jacobs, Jr. and Grant H. Gibson, and each of them, attorneys and proxies on behalf of such stockholder(s) to act and vote at the annual meeting of stockholders to be held at the Greenville-Spartanburg Airport Marriott Hotel, I-85 and Pelham Road, Greenville, South Carolina, on June 4, 1997, at 9:00 a.m., local time, and any adjournment or adjournments thereof, and such stockholder(s) instructs said attorneys to vote, as specified on the reverse. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN IN THE ENCLOSED ENVELOPE. Please date and sign on reverse exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE COMMENTS?






  H PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF DIRECTORS
  h FOR ALL                                          h WITHHOLD FROM ALL                     h FOR ALL EXCEPT
  Nominees: David F. Bellet, Cynthia R. Cohen, Henry D. Jacobs, Jr., Larry I. Kelley, Charles D. Moseley, Jr.
            Laurie M. Shahon, Malcolm L. Sherman, James M. Shoemaker, Jr., Raymond S. Waters

INSTRUCTION: To withhold authority to vote for an individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list provided above.


     2. At their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated May 5, 1997 and the Proxy Statement furnished therewith.

                                                 ONE PRICE CLOTHING STORES, INC.
                                                 RECORD DATE SHARES:
                          Shareholder sign here               Co-Owner sign here

                          Mark box at right if an address change or comment
has been noted on the reverse side of this card.      h

                          Please be sure to sign and date proxy.
Date:               .